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October 12, 2000


Alamosa PCS Holdings, Inc.
4403 Brownfield Highway
Lubbock, Texas 79407

Re:      Certain Federal Income Tax Consequences of the Merger of
         Alamosa Sub I, Inc. With and Into Alamosa PCS Holdings, Inc.

Ladies and Gentlemen:

We have acted as special counsel to Alamosa PCS Holdings, Inc., a Delaware corporation ("ALAMOSA"), in connection with the proposed merger (the "MERGER") of Alamosa Sub I, Inc., a Delaware corporation ("ACQUISITION SUB") and a wholly owned subsidiary of Alamosa Holdings, Inc., a Delaware corporation ("HOLDINGS"), with and into Alamosa. All capitalized terms used but not defined herein have the meanings ascribed to them in the Amended and Restated Agreement and Plan of Reorganization, dated as of July 31, 2000, among Alamosa, Acquisition Sub and Holdings (the "MERGER AGREEMENT").

In that connection, you have requested our opinion regarding whether the Merger will be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"). This opinion is being furnished to you in connection with the filing of the S-4, relating to the Merger, filed by Alamosa on the date hereof. In rendering our opinion, we have assumed with your consent that the representations made by Holdings and Alamosa in certificates regarding matters of fact that we have received from Alamosa and Holdings, dated as of the date hereof (the "CERTIFICATES"), are true, correct and complete, and will be true, correct and complete as of the Effective Time (as if made as of the Effective Time). We have also examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in (i) the Merger Agreement, and (ii) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

In addition, we have assumed that:

         1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there have been due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;

         2. The Merger will be consummated in the manner contemplated by and in accordance with the provisions of the Merger Agreement, and will be effective under the laws of the State of Delaware;

         3. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct in all material respects, and no actions have been taken or will be taken that are inconsistent with such statements, descriptions or representations or that make any such statements, descriptions or representations untrue or incorrect in any material respect;


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Alamosa PCS Holdings, Inc.
October 12, 2000
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         4. Any statements made in any of the documents referred to herein "to the best knowledge of" or similarly qualified are correct and will continue to be true, correct and complete at all times up to and including the Effective Time, in each case without such qualification; and

         5. Holdings, Acquisition Sub and Alamosa are entering into the Merger Agreement for good and valid business reasons and not for tax purposes.

If any of the above-described assumptions is untrue for any reason or if the Merger is consummated in a manner that is inconsistent with the manner in which it is described in the Merger Agreement, our opinion as expressed below may be adversely affected and may not be relied upon.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

         (A)      The Merger will qualify as a reorganization described in
                  Section 368(a)(1)(A) and (a)(2)(E) of the Code. Holdings, Acquisition Sub and Alamosa each will be "a party to such reorganization" described in Section 368(b) of the Code.

         (B) Except as set forth in (C) below, for Federal income tax purposes, no gain or loss will be recognized by the holders of Alamosa common stock who exchange such shares for Holdings common stock in the Merger.

         (C) For Federal income tax purposes, income and/or gain, if any, will be recognized by a holder of Alamosa common stock from the Merger only to the extent that the amount of cash and the fair market value of property (other than shares of Holdings common stock) received in the Merger by such holder exceeds such holder's adjusted tax basis of the Alamosa common stock transferred to Holdings.

         (D) The aggregate tax basis of Holdings common stock received in connection with the Merger by any holder in exchange for such holder's shares of common stock in Alamosa will equal such holder's aggregate tax basis of the Alamosa common stock (i) decreased by (A) the amount of any cash and the fair market value of property (other than shares of Holdings common stock) received in the Merger by such holder and (B) the amount of loss, if any, recognized in the exchange; and (ii) increased by (A) the amount that was treated as a dividend by such holder, and (B) the amount of gain, if any, recognized by such holder upon the exchange (other than any portion of such gain that was treated as a dividend).


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Alamosa PCS Holdings, Inc.
October 12, 2000
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         (E)      Provided that a holder owned the shares of common stock of
                  Alamosa as capital assets at the Effective Time, such holder's holding period of Holdings common stock will include the holding period of such shares of common stock of Alamosa.

In addition to the matters set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

         1. This opinion represents and is based upon our best judgment regarding the application of United States Federal income tax laws arising under the Code, judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position and that a court will not take a different position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the United States Federal income tax laws.

         2. This opinion addresses only the matters set forth above and, except as stated above, does not address any other United States Federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with, or in contemplation of, the Merger). In addition, we express no opinion as to any transaction other than the Merger as described in the Merger Agreement or to any transaction whatsoever, including the Merger, if, to the extent relevant to our opinion, either any of the transactions described in the Merger Agreement is not consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any provisions thereof or any of the representations, warranties, statements and assumptions upon which we have relied to issue this opinion is not true and accurate at all relevant times. In the event that any one of the representations, warranties, statements or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

         3. This opinion had been delivered to you for the purpose of satisfying the requirements set forth in the Merger Agreement. In addition, we grant Skadden, Arps, Slate, Meagher & Flom LLP permission to rely on this opinion in preparing the section of the S-4 titled "Material United Stated Federal Income Tax Consequences of the Reorganization." Except as otherwise provided herein, this opinion letter (i) may not to be used, circulated, quoted or otherwise referred to for any other purposes without our express written permission and
(ii) may not be relied upon by or furnished to any other person, firm, corporation or entity without our prior written consent.


                                                    Very truly yours,


                                                    Haynes and Boone, LLP